SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                         Commission File Number 0-17430
                                 --------------

                           NOTIFICATION OF LATE FILING

      (Check One): [ ] Form 10-K [ ] Form 11-K [ ] Form 20-F [X] Form 10-Q
                                 [ ] Form N-SAR

                        For Period ended: April 30, 2003

      [ ] Transition Report on Form 10-K [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form 20-F [ ] Transition Report on Form N-SAR
                       [ ] Transition Report on Form 11-K

                        For the Transition Period Ended:
                              --------------------

                   Nothing in this form shall be construed to
                          imply that the Commission has
                       verified any information contained
                                     herein.

                   If the notification relates to a portion of
                     the filing checked above, identify the
                        Item(s) to which the notification
                                    relates:
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                                     PART I
                             REGISTRANT INFORMATION

               Full Name of Registrant: Obsidian Enterprises, Inc.
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                    Former Name if Applicable: Not Applicable
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           Address of Principal Executive Office (Street and Number):
                         111 Monument Circle, Suite 4800
                             -----------------------

              City, State and Zip Code: Indianapolis, Indiana 46204
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


                                     PART II
                             RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

 [X]      (b)  The subject annual report,  semi-annual report, transition report on Form 10-K,  20-F,  11-K or form N-SAR, or portion thereof will be filed on or before the  fifteenth  calendar day  following the
               prescribed  due  date;  or  the  subject   quarterly   report  or
               transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                   NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The Registrant is unable to file the Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2003, within the prescribed period without unreasonable effort or expense because of delays in obtaining information from certain parties that is expected to have an impact on the financial statements and because of the additional time needed for the Registrant's new Chief Financial Officer to ascertain the accuracy and completeness of the information to be included in the Form 10-Q. The Registrant believes that it will be able to file the Quarterly Report on Form 10-Q within the extended time period.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Rick D. Snow                       (317)             237-4122
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         (Name)                         (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                  [X] Yes           [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                  [ ] Yes           [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                           Obsidian Enterprises, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  June 12, 2003              By   /s/ Rick D. Snow
                                       ------------------------------
                                  Name:  Rick D. Snow
                                  Title: Executive Vice President and
                                         Chief Financial Officer